Exhibit 2.11.3

FRANCISCO V. AGUILAR Secretary of State 401 North Carson Street Carson City, Nevada 89701 - 4201 (TTS) 684 - 5708 Website: www.nvsos.gov www.nvsilverflume.gov 6 ( Profit Corporation: Certificate of Amendment (PuRsuANT To NRs 78 . 380 & 78.385/78 . 390) Certificate to Accompany Restated Articles or Amended and Restated Articles (PURSUANT Ta NRs 78.403) Officer's Statement r PuRsuANT To NRs 80 . 03o i Date: 05/13/2026 Time: (must not be later than 90 days after the certificate is filed) 4. Effective date and Time: (Optional) Changes to takes the following effect: D The entity name has been amended. D The registered agent has been changed. (attach Certificate of Acceptance from new registered agent) D The purpose of the entity has been amended. lit The authorized shares have been. amended. D The directors, managers or general partners have been amended. D IRS tax language has been added. D Articles have been added . D Articles have been deleted D Other . The articles have been amended as follows : (provide article numbers, if available) 5. Information Being Changed: (Domestic corporations only) IShareNam,.. - I ShareTvpe 'I I SharesQuantity IShacesValue ISilareT y peName I ( CoMrv' \ 01 \ f '" 1 0 JOP<:J,OC)() � / (attach additional page(s) if necessary) ' X Lisa Nelson Officer . Signature: Required) Signature of Officer, lncorporator or Authorized Signer Title *Ifany proposed amendment would alterorchange any preference or anyrelative or otherright givento anyclass or series ofoutstanding shares, then theamendment must beapproved by the vote, inaddition to theaffirmative vote otherwise required, oftheholders ofshares representing amajority ofthevotingpower ofeachclass orseries affected by the amendment regardless tolimitations or restrictions onthe voting power thereof . Please include any required or optional information in space below: (attach additional page(s) if necessary) This form must be accompanied by appropriate fees . page 2 of 3